Exhibit 10.1

Certain schedules and exhibits to this Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The omitted schedules and exhibits are not material and would not contain information material to investors. The registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

STRATEGIC TECHNOLOGY LICENSE AGREEMENT

This STRATEGIC TECHNOLOGY LICENSE AGREEMENT (this "**Agreement**") is entered into as of May 27, 2026 (the "**Effective Date**"), by and among:

1. **FOXO TECHNOLOGIES INC.**, a Delaware corporation ("**FOXO**");
2. **FOXO LABS, INC.**, a Delaware corporation and wholly-owned subsidiary of FOXO ("**FLI**");
3. **JON R. SABES**, an individual ("**Sabes**"); and
4. **LONGEVITYFP TECHNOLOGIES, LLC**, a Minnesota limited liability company ("**LongevityFP Technologies**").

FOXO, FLI, Sabes, and LongevityFP Technologies are each referred to herein as a "**Party**" and collectively as the "**Parties**."

RECITALS

WHEREAS, FOXO owns a portfolio of proprietary epigenetics intellectual property, including issued U.S. patents, pending patent applications, proprietary datasets, machine-learning models, and know-how (collectively, the "**Technology**"), that Sabes conceived, architected, and developed during his tenure as a founder and the chief executive officer of FOXO, on which Sabes is the named inventor on the core patents;

WHEREAS, FOXO seeks to reunite the Technology with its founder, architect, and named inventor so that the full commercial value of the Technology may be realized for the benefit of FOXO's stockholders and the Parties;

WHEREAS, the Parties have concluded that a strategic partnership under which LongevityFP Technologies commercializes the Technology pursuant to an exclusive license from FOXO, with FOXO participating in the commercial upside through a continuing royalty (subject to an aggregate cap as set forth in Article III) and a continuing equity participation, is the most effective means by which FOXO can harvest the commercial value of the Technology while allowing FOXO management to focus on its healthcare operations; and

WHEREAS, in furtherance of the foregoing, the Parties intend that (i) FOXO shall retain ownership of FLI and the Licensed IP, (ii) LongevityFP Technologies shall receive an exclusive, worldwide license to commercialize the Licensed IP on the terms set forth in the Exclusive License Agreement attached hereto as **Exhibit A**, (iii) LongevityFP Technologies shall pay FOXO a royalty as set forth in the Exclusive License Agreement, and (iv) LongevityFP Technologies shall receive an option to acquire majority ownership of the epigenetics business at any time during a ten (10) year window following the Effective Date, exercisable at LongevityFP Technologies's sole discretion.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I – DEFINITIONS

1.1 Defined Terms. Capitalized terms used in this Agreement have the meanings set forth below or as otherwise defined in this Agreement.

"**Affiliate**" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person; provided, however, that for purposes of this Agreement neither FLI nor LongevityFP Technologies shall be deemed an Affiliate of FOXO, and vice versa.

"**Agreement**" has the meaning set forth in the preamble.

"**Bankruptcy Code**" means Title 11 of the United States Code, as amended from time to time.

"**Business Day**" means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

"**Change of Control**" means, with respect to any Person, (a) any sale, transfer, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of such Person, (b) any merger, consolidation, or similar transaction in which such Person is not the surviving entity or the holders of such Person's voting securities immediately prior to such transaction do not hold, directly or indirectly, a majority of the voting securities of the surviving entity immediately after such transaction, or (c) any transaction or series of related transactions in which any Person or group acquires beneficial ownership of a majority of the voting securities of such Person.

"**Closing**" means the consummation of the transactions contemplated by this Agreement.

"**Confidential Information**" means any non-public information of or concerning a Party that is disclosed to or obtained by another Party, including information relating to business, operations, finances, intellectual property, customers, suppliers, employees, and prospects; provided that Confidential Information does not include information that (a) is or becomes generally available to the public other than as a result of a breach of this Agreement, (b) was known to the receiving Party on a non-confidential basis prior to disclosure, (c) is independently developed by the receiving Party without use of or reference to the disclosing Party's Confidential Information, or (d) is received from a third party without restriction on disclosure and without breach of any duty of confidentiality.

"**Effective Date**" has the meaning set forth in the preamble.

"**Exclusive License Agreement**" means the license terms set forth in Article III and Articles II and IV of this Agreement, which terms constitute the operative exclusive license arrangement between FOXO and FLI, on the one hand, and LongevityFP Technologies, on the other hand. The Parties have elected to set forth the License terms within this Agreement rather than in a separate instrument; references throughout this Agreement to the "Exclusive License Agreement" shall be construed accordingly as references to such License terms within this Agreement.

"**FLI**" has the meaning set forth in the preamble.

"**FLI Common Stock**" means the common stock, par value $0.0001 per share, of FLI.

"**FOXO**" has the meaning set forth in the preamble.

"**Fundamental Representation**" means each of the representations and warranties set forth in Sections 7.1(a) (Organization), 7.1(b) (Authority and Enforceability), 7.1(c) (No Conflicts), 7.1(d) (Capitalization of FLI), 7.1(e) (Title to Licensed IP), 7.1(f) (No Liens), 7.1(m) (Tax), and 7.1(q) (Solvency).

"**Governmental Authority**" means any federal, state, local, or foreign government or political subdivision thereof, or any agency, instrumentality, or court thereof, or any self-regulatory organization or stock exchange having authority over a Party.

"**Indemnified Party**" has the meaning set forth in Section 8.1.

“**Indemnifying Party**” has the meaning set forth in Section 8.1.

“**JAMS**” means JAMS (formerly known as Judicial Arbitration and Mediation Services, Inc.) or any successor entity.

“**Licensed IP**” has the meaning set forth in the Exclusive License Agreement and includes the items enumerated on **Exhibit H** attached hereto.

“**License Agreement**” means the Exclusive License Agreement.

“**License Period**” means the period commencing on the Effective Date and ending on the earliest to occur of (a) the Option Exercise Date, (b) termination of the Exclusive License Agreement for cause pursuant to its terms, and (c) expiration of the last-to-expire patent included in the Licensed IP.

“**LongevityFP Technologies**” has the meaning set forth in the preamble.

“**LongevityFP Technologies Preferred**” has the meaning in Section 5.3, with rights, preferences, privileges, and limitations as set forth in **Exhibit B** attached hereto.

“**Losses**” has the meaning set forth in Section 8.1.

“**Managing Member**” means the managing member of LongevityFP Technologies, which as of the Effective Date is Sabes.

“**Option**” has the meaning set forth in Section 5.1.

“**Option Exercise Date**” means the effective date of exercise of the Option, as specified in the Option Exercise Notice delivered pursuant to Section 5.2.

“**Option Exercise Notice**” means a written notice of exercise of the Option delivered by LongevityFP Technologies to FOXO in substantially the form attached hereto as **Exhibit C**.

“**Option Period**” means the ten (10) year period beginning on the Effective Date and ending on the tenth (10th) anniversary of the Effective Date.

“**Party**” and “**Parties**” have the meanings set forth in the preamble.

“**Person**” means any individual, corporation, partnership, limited liability company, trust, joint venture, association, or other entity, including any Governmental Authority.

“**Representative**” means, with respect to any Party, such Party’s officers, directors, managers, members, employees, attorneys, accountants, financial advisors, consultants, and other agents.

“**Royalty**” has the meaning set forth in the Exclusive License Agreement.

“**Sabes**” has the meaning set forth in the preamble.

“**SEC**” means the United States Securities and Exchange Commission.

“**Technology**” means the technology, know-how, trade secrets, data, and other proprietary information constituting or related to the Licensed IP, as more fully described in the Exclusive License Agreement.

“**Track A**” has the meaning set forth in Section 5.3.

“**Track B**” has the meaning set forth in Section 5.4.

1.2 Rules of Construction. Unless the context requires otherwise: (a) references to "Articles," "Sections," "Schedules," and "Exhibits" are to the Articles, Sections, Schedules, and Exhibits of this Agreement; (b) the words "include," "includes," and "including" are deemed followed by "without limitation"; (c) the word "or" is not exclusive; (d) references to statutes include all rules and regulations promulgated thereunder and successor statutes; (e) pronouns include all genders and neuter; and (f) headings are for convenience only and do not affect interpretation.

ARTICLE II – EXCLUSIVE LICENSE GRANT

2.1 License Grant. Effective as of the Effective Date and subject to the terms and conditions of this Agreement, FOXO and FLI hereby grant to LongevityFP Technologies an exclusive, worldwide, sublicensable license to the Licensed IP on the terms set forth in this Agreement (including, without limitation, Article III, this Article II, and Article IV). The license granted under this Section 2.1 constitutes the "License" and, together with the related provisions of this Agreement, the "Exclusive License Agreement," in each case as such terms are used herein. No separate license instrument shall be required to give effect to the License; the License is granted by, and operative under, this Agreement.

2.2 Licensed IP. The "**Licensed IP**" means all of the following intellectual property, technology, data, and rights, whether held by FOXO or FLI as of the Effective Date, as more particularly described on **Exhibit H** attached hereto:

(a) U.S. Patent No. 11,795,495 — *Machine Learned Epigenetic Status Estimator*;

(b) U.S. Patent No. 11,817,214 — *Machine Learning Model Trained to Determine a Biochemical State and/or Medical Condition Using DNA Epigenetic Data*;

(c) All pending patent applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, and foreign counterparts based on or claiming priority to the foregoing;

(d) The 13,000+ individual epigenetic dataset and all associated phenotypic data;

(e) All proprietary machine learning models, algorithms, software, source code, object code, and trade secrets relating to epigenetic analysis developed by or on behalf of FOXO or FLI;

(f) All data, models, results, reports, and work product from the Guardian Life underwriting run and any other epigenetics-based underwriting engagement conducted by FOXO or FLI;

(g) The Illumina royalty arrangement and all rights, benefits, and revenue streams associated therewith; and

(h) All other epigenetics-related intellectual property, technology, know-how, documentation, and revenue-generating arrangement held by FOXO or FLI as of the Effective Date.

2.3 IP Push-Down. To the extent any item of Licensed IP is held by FOXO directly rather than by FLI as of the Effective Date, FOXO shall, on or prior to Effective Date, assign and transfer such item to FLI pursuant to one or more IP Assignment Instruments substantially in the form attached hereto as **Exhibit E**, free and clear of all liens, claims, and encumbrances; *provided, however*, that any item of Licensed IP that, by its terms or by operation of contract, statute, or regulation, cannot be assigned without the consent of a third party or governmental authority shall not be assigned in violation of such restriction, and the failure to assign any such item by reason of such restriction shall not constitute a breach of this Agreement. With respect to any item of Licensed IP not assigned at Closing pursuant to the foregoing proviso, FOXO and FLI shall, during the Option Period, use commercially reasonable good-faith efforts to obtain any required third-party or governmental consents and, upon LongevityFP Technologies's written request, to assign and

transfer such item to FLI. LongevityFP Technologies shall bear all out-of-pocket third-party fees and expenses (including consent fees and recording fees) reasonably incurred by FOXO or FLI in obtaining such consents and effecting such assignment. Pending any such assignment, FOXO and FLI shall hold the affected item of Licensed IP for the benefit of LongevityFP Technologies and shall take all actions reasonably necessary to make the economic and practical benefit of such item available to LongevityFP Technologies under the Exclusive License Agreement.

2.4 Exclusivity. During the License Period, none of FOXO, FLI, or any of their Affiliates shall use, commercialize, license, sublicense, or otherwise exploit the Licensed IP, other than as expressly contemplated by the Exclusive License Agreement or this Agreement. Without limitation, FOXO and FLI shall not grant any other license, sublicense, option, or other right with respect to the Licensed IP to any Person.

2.5 Improvements.

(a) LongevityFP Developments. Any improvements, modifications, derivative works, enhancements, or new intellectual property developed by or on behalf of LongevityFP Technologies or its sublicensees that are based on or use the Licensed IP ("LongevityFP Improvements") shall be owned solely by LongevityFP Technologies (or its sublicensees, as applicable), and shall not be included in the Licensed IP. Any improvements, modifications, or new intellectual property developed by FOXO or FLI during the License Period that relates to the Licensed IP or the field of epigenetics shall be automatically included in the Licensed IP on a royalty-free basis.

2.6 Sublicensing. LongevityFP Technologies shall have the unrestricted right to sublicense the Licensed IP, in whole or in part, to any third party without the consent of FOXO. Sublicense revenues shall flow through the Royalty calculation as provided in the Exclusive License Agreement.

ARTICLE III – ROYALTY AND LICENSE MECHANICS

3.1 Royalty Generally. In consideration for the grant of the License, LongevityFP Technologies shall pay to FOXO the Royalty in accordance with this Article III.

3.2 Rate and Duration. The Royalty shall be three percent (3%) of LongevityFP Technologies's Net Revenues (as defined in Section 3.5), commencing on the Effective Date and continuing until the earliest to occur of (a) the date on which the aggregate Royalty paid to FOXO under this Agreement equals One Million Three Hundred Thousand Dollars ($1,300,000) (the "**Royalty Cap**"), (b) termination of the Exclusive License Agreement for cause pursuant to its terms, and (c) expiration of the last-to-expire patent included in the Licensed IP. For the avoidance of doubt, the Royalty shall not terminate upon the Option Exercise Date and shall continue, at the same rate and on the same terms, following the Option Exercise Date until the Royalty Cap is reached or another termination event under this Section 3.2 occurs. The final Royalty payment shall be prorated such that aggregate Royalty paid to FOXO does not exceed the Royalty Cap. For purposes of determining whether the Royalty Cap has been reached, "aggregate Royalty paid" shall mean the gross amount of Royalty payments payable by LongevityFP Technologies to FOXO (calculated as three percent (3%) of Net Revenues) before giving effect to any set-off under Section 8.6 or any other reduction or withholding.

3.3 Set-Off Against Royalty. The Royalty is subject to set-off against amounts owed by FOXO under Article VIII (Indemnification) as provided in Section 8.6.

3.4 Post-Exercise Set-Off; Continuing Security. The Parties acknowledge that the Royalty continues following exercise of the Option, subject to the Royalty Cap set forth in Section 3.2, and that FOXO's indemnification obligations under Article VIII likewise continue thereafter for extended survival periods. For the avoidance of doubt, in the event that the Option is exercised under Track A and LongevityFP

Technologies Preferred is issued to FOXO, amounts owed by FOXO to any Indemnified Party under Article VIII that remain unsatisfied following exercise of the Option may, at LongevityFP Technologies's election, be satisfied by cancellation or reduction of the LongevityFP Technologies Preferred as provided in Section 8.6(b) and **Exhibit B**. In the event that the Option is exercised under Track B, post-exercise indemnification claims shall be satisfied by FOXO in cash or, at LongevityFP Technologies's election, by cancellation or repurchase of all or a portion of FOXO's remaining FLI Common Stock at fair market value as determined pursuant to Section 8.6(c).

3.5 Net Revenues. For purposes of calculating the Royalty, "**Net Revenues**" means the gross revenues actually received by LongevityFP Technologies and its Affiliates from the sale, license, sublicense, lease, distribution, or other commercial exploitation of products, services, data, or other offerings that incorporate, use, or are derived from the Licensed IP, less the following deductions, in each case to the extent actually incurred and not otherwise reimbursed: (a) returns, refunds, rebates, allowances, chargebacks, and customary trade discounts; (b) sales, use, value-added, excise, and similar transactional taxes; (c) shipping, freight, insurance, and customs duties; (d) bad debt actually written off in accordance with U.S. generally accepted accounting principles; (e) customary distribution, channel, and platform fees paid to third parties; (f) cost of goods sold, including materials, manufacturing, fulfillment, and direct labor; (g) third-party royalties, license fees, and similar pass-through payments owed to third parties in respect of the Licensed IP or any product or service incorporating the Licensed IP, including, without limitation, all amounts payable to Illumina under the Illumina royalty arrangement; and (h) regulatory, compliance, and reimbursement-related pass-through amounts. Net Revenues shall be calculated in accordance with U.S. generally accepted accounting principles, consistently applied. Intercompany transfers between LongevityFP Technologies and its Affiliates shall not constitute Net Revenues; revenues from third parties shall be calculated only upon ultimate sale to a non-Affiliate.

3.6 Field of Use; Sublicensing Economics. The License is granted in all fields of use, for all applications, throughout the world, with no field, geographic, or use-based limitation. With respect to sublicenses granted by LongevityFP Technologies under Section 2.6: (a) where the sublicensee sells products, services, data, or other offerings that incorporate or are derived from the Licensed IP, the sublicensee's revenues from such sales shall be treated as Net Revenues for purposes of the Royalty calculation, and FOXO shall be entitled to three percent (3%) of such Net Revenues; and (b) where LongevityFP Technologies receives upfront fees, milestone payments, lump-sum payments, equity, or other non-revenue consideration from a sublicensee, FOXO shall be entitled to three percent (3%) of the cash value of such consideration actually received by LongevityFP Technologies, which amount shall be reported and paid concurrently with the next annual Royalty payment under Section 3.7. For the avoidance of doubt, all Royalty payments under this Section 3.6, whether calculated on sublicensee Net Revenues or on cash receipts, count toward the Royalty Cap.

3.7 Reports and Payment. Within ninety (90) days after the end of each calendar year during the License Period and thereafter until the Royalty Cap is reached or the Royalty otherwise terminates pursuant to Section 3.2, LongevityFP Technologies shall (a) deliver to FOXO a written report setting forth, in reasonable detail, (i) Net Revenues for such calendar year, (ii) the calculation of the Royalty payable for such calendar year, (iii) cumulative Royalty paid to date and the remaining balance under the Royalty Cap, and (iv) any set-offs taken pursuant to Section 8.6 during such calendar year, and (b) pay to FOXO the Royalty owed for such calendar year, by wire transfer of immediately available funds to an account designated by FOXO. Late payments shall accrue interest at the rate of the prime rate plus two percent (2%) per annum from the date due until paid; provided that interest shall not accrue on amounts properly withheld pursuant to Section 8.6.

3.8 No Audit; Reliance on Reports. The Parties agree that FOXO shall have no right to audit, inspect, or examine LongevityFP Technologies's books, records, or accounts in respect of the calculation of Net Revenues, the Royalty, or any matter relating thereto, and FOXO shall rely solely on the annual reports

delivered pursuant to Section 3.7. The Parties acknowledge and agree that this allocation of risk is a material consideration of LongevityFP Technologies in entering into this Agreement, and that FOXO's economic protection lies in (i) the equity participation provided in connection with any Option exercise, (ii) the indemnification provisions of Article VIII, and (iii) the contractual remedies available for breach of this Agreement, in each case rather than in audit-based verification of the Royalty calculation.

3.9 No Diligence Obligation. Notwithstanding any other provision of this Agreement or any rule of law or equity to the contrary, LongevityFP Technologies shall have no obligation, express or implied, to commercialize, develop, market, sell, or otherwise exploit the Licensed IP, to achieve any milestone, to generate any minimum level of Net Revenues, or to use any specified efforts (including, without limitation, "best efforts," "commercially reasonable efforts," or "reasonable efforts") with respect to the Licensed IP. The Parties acknowledge and agree that the consideration flowing to FOXO under this Agreement consists of the Royalty, the equity participation provided in connection with any Option exercise, and the other rights expressly set forth herein, and that no implied diligence, commercialization, or exploitation obligation shall be read into this Agreement.

3.10 Termination of License. The License (and the Royalty obligation, except as otherwise provided in Section 3.2) shall terminate upon the earliest to occur of: (a) the date on which the Royalty Cap is reached pursuant to Section 3.2; (b) expiration of the last-to-expire patent included in the Licensed IP; (c) termination by LongevityFP Technologies for convenience, exercisable in LongevityFP Technologies's sole discretion upon ninety (90) days' prior written notice to FOXO, in which case the Royalty obligation shall terminate prospectively as of the effective date of termination but shall remain payable on Net Revenues accrued prior to such effective date; and (d) termination by either Party for the other Party's uncured material breach, exercisable upon sixty (60) days' prior written notice specifying the breach in reasonable detail; provided that the breaching Party shall have a cure period of sixty (60) days following such notice within which to cure such breach, and termination shall not be effective if the breach is cured within such period. Termination of the License pursuant to this Section 3.10 shall not relieve any Party of obligations accrued prior to termination, and the provisions of this Agreement that by their nature are intended to survive termination (including, without limitation, Sections 3.2, 3.3, 3.4, 3.7 (with respect to Royalty accrued prior to termination), 4.4, Article VIII, Article IX, Article XI, and Article XIII) shall survive in accordance with their terms.

3.11 Additional License Representations and Warranties. Without limiting the representations and warranties of FOXO and FLI set forth in Section 7.1, FOXO and FLI further represent and warrant to LongevityFP Technologies that, as of the Effective Date and continuing during the License Period: (a) neither FOXO nor FLI has granted, and during the License Period neither will grant, any license, sublicense, option, covenant not to sue, or other right with respect to the Licensed IP to any Person other than LongevityFP Technologies, that would conflict with or impair LongevityFP Technologies's exclusive rights under this Agreement; (b) neither FOXO nor FLI shall assert, or threaten to assert, any claim of patent, copyright, trade secret, trademark, or other intellectual-property infringement, misappropriation, or violation against LongevityFP Technologies, its sublicensees, or their respective customers, distributors, or end users based on the practice of the Licensed IP in accordance with this Agreement; and (c) FOXO and FLI have provided, or will provide pursuant to Section 3.12, all material know-how, technical documentation, trade secrets, datasets, protocols, and other information in their possession that are necessary or reasonably useful to practice the Licensed IP. Each of the foregoing representations and warranties shall survive the Effective Date and remain in effect throughout the License Period.

3.12 Technology Transfer; Continuing Cooperation. Within sixty (60) days after the Effective Date, FOXO and FLI shall deliver to LongevityFP Technologies copies of all materials in their possession or control as of the Effective Date that are necessary or reasonably useful to practice the Licensed IP, including, without limitation, patent prosecution files, lab notebooks, datasets, models, technical documentation, regulatory submissions, and other written records relating to the Licensed IP. During the

License Period, FOXO and FLI shall use commercially reasonable best efforts, at LongevityFP Technologies's reasonable request from time to time, to (a) provide additional information, documentation, and clarifications about the Licensed IP that LongevityFP Technologies reasonably requests, and (b) effect the assignment, transfer, or push-down to FLI or LongevityFP Technologies of any item of Licensed IP that was not assigned to FLI at Effective Date pursuant to Section 2.3 (including by obtaining any required third-party or governmental consents), all in a manner consistent with Section 2.3. The cooperation obligation in this Section 3.12 does not require FOXO or FLI to expend material funds or to maintain personnel resources beyond those reasonably available to it; LongevityFP Technologies shall bear all out-of-pocket third-party fees and expenses reasonably incurred by FOXO or FLI in providing such cooperation.

ARTICLE IV – IP MAINTENANCE AND BANKRUPTCY PROTECTION

4.1 FOXO and FLI Maintenance Obligations. During the License Period, FOXO shall, and shall cause FLI to:

(a) maintain FLI as a validly existing Delaware corporation in good standing, with such corporate formalities as are necessary to preserve FLI's separate legal existence and ownership of the Licensed IP;

(b) take all commercially reasonable actions to preserve and protect trade secret and know-how components of the Licensed IP, including by maintaining customary confidentiality protections;

(c) not transfer, sell, assign, pledge, encumber, or otherwise dispose of the Licensed IP, any material portion of the Licensed IP, or the equity interests in FLI, other than to a successor that expressly assumes in writing all obligations under the Exclusive License Agreement and this Agreement;

(d) not grant any license, sublicense, option, or other right with respect to the Licensed IP to any third party (other than to LongevityFP Technologies, as contemplated herein);

(e) not, without the prior written consent of Sabes except as required by law, Stock Exchange or governance requirements:

i. incur any new liability, obligation, or indebtedness at the FLI level in excess of Twenty-Five Thousand Dollars ($25,000) individually, or in the aggregate for any series of related transactions;

ii. enter into, amend, or terminate any contract, commitment, or agreement at the FLI level (other than ordinary course patent maintenance administration not exceeding Twenty-Five Thousand Dollars ($25,000));

iii. hire, terminate, or compensate any employee, contractor, or consultant of FLI;

iv. make, declare, or pay any dividend or distribution by FLI, or make any other transfer of cash or assets out of FLI;

v. settle, compromise, or resolve any claim that arises after the Effective Date, litigation, investigation, or dispute involving FLI or the Licensed IP;

vi. amend FLI's certificate of incorporation, bylaws, or other organizational documents;

vii. take any action outside the ordinary course of caretaker operation of FLI; or

viii. take any other action that would constitute a breach of the covenants in Section 5.5;

(f) permit Sabes and his Representatives, on not less than five (5) Business Days' prior written notice and during normal business hours, access to FLI's books, records, personnel, and information as reasonably necessary to verify FOXO's compliance with the covenants set forth in Sections 4.1(a) through 4.1(h); provided, however, that (i) prior to receiving any such access, Sabes and each of his Representatives receiving information shall execute a customary confidentiality and non-trading agreement in form and substance reasonably acceptable to FOXO's counsel; (ii) FOXO shall not be required to provide access to any information the disclosure of which would, in the reasonable judgment of FOXO's outside securities counsel, violate Regulation FD under the Exchange Act, applicable securities laws, or applicable stock exchange rules, or that constitutes material nonpublic information with respect to FOXO; and (iii) access shall be limited to information relating to FLI and shall not extend to FOXO parent-level books, records, or operations; and

(g) deliver to Sabes an annual written statement, signed by an officer of FOXO, confirming, to the Knowledge of FOXO and based solely on information available to FOXO's non-patent management personnel, compliance in all material respects with the covenants set forth in Sections 4.1(a), 4.1(d), 4.1(e), 4.1(f), 4.1(g), and 4.1(h) of this Agreement as of the date of such statement; provided that (i) such statement shall not constitute a certification regarding patent prosecution or maintenance status, which matters are within the purview of FOXO's patent counsel and not FOXO management, (ii) FOXO shall attach any patent prosecution or maintenance reports received by FOXO from its patent counsel during such calendar year, and (iii) such statement shall be qualified in all respects by the limitations on FOXO's Knowledge and the limitations on FOXO's obligations set forth in this Section 4.1.

4.2 [Reserved]

4.3 Prosecution, Maintenance, and Enforcement. LongevityFP Technologies shall have the right, but not the obligation, to prosecute, maintain, and enforce the Licensed IP in its own name or jointly with FOXO or FLI, at LongevityFP Technologies's election and expense. FOXO and FLI shall cooperate in good faith with LongevityFP Technologies's efforts, including by executing documents, providing information and assistance, and joining as a party to litigation where required by law. If LongevityFP Technologies elects not to prosecute, maintain, or enforce any item of Licensed IP, FOXO or FLI shall do so at its own cost in accordance with Section 4.1, and failure to do so shall not constitute a breach of the Exclusive License Agreement.

4.4 Bankruptcy Protection. The License granted pursuant to the Exclusive License Agreement is a license of "intellectual property" as defined in Section 101(35A) of the Bankruptcy Code, and the Exclusive License Agreement is an executory contract subject to Section 365(n) of the Bankruptcy Code. LongevityFP Technologies shall have all rights available to a licensee under Section 365(n), including the right to retain and exercise its rights under the License and the Exclusive License Agreement notwithstanding any rejection of the Exclusive License Agreement by a bankruptcy trustee or debtor-in-possession of FOXO or FLI. FOXO and FLI acknowledge that LongevityFP Technologies's rights under the Exclusive License Agreement constitute a property interest of LongevityFP Technologies that would not be subject to avoidance in bankruptcy.

4.5 No Affiliate Transactions Impairing the License. FOXO shall not, and shall cause its Affiliates not to, enter into any transaction or arrangement, whether with an Affiliate or a third party, that would reasonably be expected to impair, reduce, or limit the value, scope, or enforceability of the License or the Licensed IP.

ARTICLE V – OPTION TO ACQUIRE

5.1 Grant of Option. At Effective Date, FOXO hereby grants to LongevityFP Technologies an exclusive, irrevocable option (the "**Option**") to acquire majority ownership of FLI in its sole and absolute discretion at any time during the Option Period. The Option may be exercised through either of the two alternative mechanics described in Sections 5.3 and 8.4, at LongevityFP Technologies's election made at the time of exercise.

5.2 Exercise. LongevityFP Technologies may exercise the Option by delivering to FOXO an Option Exercise Notice, substantially in the form attached hereto as **Exhibit C**, specifying: (a) the Option Exercise Date, which shall be not less than thirty (30) days after the notice date; and (b) whether LongevityFP Technologies elects to proceed under Track A (Section 5.3) or Track B (Section 5.4). LongevityFP Technologies's election of track shall be in its sole and absolute discretion, and FOXO shall have no consent right, veto, or participation right in such election. At Effective Date of the Option exercise, the Exclusive License Agreement shall terminate (subject to survival of the Royalty obligation as provided in Section 3.2 and the corresponding payment, reporting, and audit provisions of the Exclusive License Agreement, which shall survive such termination until the Royalty Cap is reached), and the consideration flowing from LongevityFP Technologies to FOXO shall consist of the equity interest described in the applicable track together with the continuing Royalty subject to the Royalty Cap.

5.3 Track A — Consolidation into LongevityFP Technologies. Track A is available where LongevityFP Technologies elects to consolidate the epigenetics business as a division of LongevityFP Technologies rather than operate it as a standalone enterprise. Under Track A, the following shall occur simultaneously on the Option Exercise Date:

(a) *Share Purchase.* LongevityFP Technologies shall acquire from FOXO, and FOXO shall sell, transfer, and deliver to LongevityFP Technologies, one hundred percent (100%) of the issued and outstanding FLI Common Stock, free and clear of all liens, claims, and encumbrances. Upon such acquisition, FLI shall become a wholly-owned subsidiary of LongevityFP Technologies.

(b) *Issuance of LongevityFP Technologies Preferred.* In consideration for such acquisition and the surrender by LongevityFP Technologies of the Exclusive License Agreement, LongevityFP Technologies shall issue to FOXO a newly created class of preferred membership interests in LongevityFP Technologies (the "**LongevityFP Technologies Preferred**") representing forty percent (40%) of the fully diluted common equity of LongevityFP Technologies measured as of the Option Exercise Date, subject to the dilution mechanic set forth in **Exhibit B**.

(c) *Terms of LongevityFP Technologies Preferred.* The LongevityFP Technologies Preferred shall have the rights, preferences, privileges, and limitations set forth in **Exhibit B**, which are incorporated herein by reference. The LongevityFP Technologies Preferred shall have no voting rights; shall automatically convert into common equity of LongevityFP Technologies upon a Change of Control or IPO of LongevityFP Technologies; shall be entitled only to narrowly tailored protective provisions; shall be entitled to SEC-reporting information rights; and shall be subject to pro rata dilution from all subsequent issuances of equity, equity-linked, or convertible securities by LongevityFP Technologies, with no anti-dilution adjustment, veto, or consent right in favor of FOXO.

(d) *License Termination; Royalty Survival.* At Effective Date of the Track A exercise, the Exclusive License Agreement shall terminate; *provided, however*, that the Royalty obligation shall survive such termination and continue, at the same three percent (3%) rate and on the same terms, until the Royalty Cap set forth in Section 3.2 is reached or another termination event under Section 3.2 occurs. The payment, reporting, and audit provisions of the Exclusive License Agreement applicable to the

Royalty shall survive termination of the Exclusive License Agreement to the extent necessary to administer the Royalty through the Royalty Cap.

(e) *Deliverables.* At Effective Date of the Track A exercise, the Parties shall execute and deliver such instruments and documents as are reasonably necessary to effect the share purchase and issuance, including a Stock Purchase Agreement substantially in a form consistent with this Section 5.3 and **Exhibit B**, the Amended and Restated Operating Agreement of LongevityFP Technologies reflecting the LongevityFP Technologies Preferred, and customary closing certificates and cross-receipts.

5.4 Track B — Spin-Out Financing. Track B is available where LongevityFP Technologies elects to pursue a spin-out financing or standalone commercialization of the epigenetics business as an independent enterprise. Under Track B, the following shall occur simultaneously on the Option Exercise Date:

(a) *Issuance of FLI Common Stock to LongevityFP Technologies.* FLI shall issue to LongevityFP Technologies a number of newly issued shares of FLI Common Stock equal to sixty percent (60%) of the fully diluted common equity of FLI immediately after such issuance. FOXO's existing FLI Common Stock shall remain outstanding, representing forty percent (40%) of the fully diluted common equity of FLI immediately after such issuance.

(b) *Capital Structure.* Upon such issuance, all outstanding equity of FLI shall be FLI Common Stock, with LongevityFP Technologies and FOXO holding plain common stock with identical economic rights, pari passu in all respects. This capital structure reflects the Parties' intent that FLI operate as a standalone, financing-ready enterprise suitable for institutional investment or public listing.

(c) *Future Issuances; Pro Rata Dilution.* FOXO's forty percent (40%) interest is calculated as of immediately after the issuance described in Section 5.4(a) and is subject to pro rata dilution from all subsequent issuances of FLI equity, options, warrants, convertible instruments, and other securities, including without limitation (i) equity and equity-linked financings, including preferred equity, convertible notes, SAFEs, and venture debt with equity features raised pursuant to Article VI or otherwise, and (ii) equity or convertible securities issued in connection with strategic partnerships, joint ventures, acquisitions, licensing arrangements, or commercial collaborations. FOXO shall have no anti-dilution adjustment, weighted-average protection, broad-based protective provision, veto, right of first refusal, minimum allocation, or right to initiate or block any such transaction beyond the pro rata participation right expressly set forth in Section 5.4(e) or in any Stockholders Agreement negotiated pursuant thereto. LongevityFP Technologies and FLI shall have sole discretion to determine the terms, timing, pricing, structure, and counterparties of any such issuance, consistent with applicable fiduciary duties.

(d) *Standalone Operation.* FLI shall be positioned as a standalone operating company, not a subsidiary of LongevityFP Technologies. The Parties acknowledge that Track B is intended to facilitate LongevityFP Technologies's decision to develop the epigenetics business as an independent enterprise.

(e) *Consideration.* The consideration LongevityFP Technologies shall provide to FLI for the issuance of the new FLI Common Stock shall consist of the surrender and termination of the Exclusive License Agreement, together with such other contributions (including, at LongevityFP Technologies's election, capital, intellectual property, or services) as LongevityFP Technologies may determine appropriate to support the spin-out financing.

(f) *Governance.* The governance of FLI following the Track B exercise, including board composition, protective provisions, transfer restrictions, preemptive rights, drag-along and tag-along rights, and customary minority shareholder rights, shall be governed by Delaware statutory law.

(g) *License Termination; Royalty Survival.* At Effective Date of the Track B exercise, the Exclusive License Agreement shall terminate; *provided, however*, that the Royalty obligation shall survive such termination and continue, at the same three percent (3%) rate and on the same terms, until the Royalty Cap set forth in Section 3.2 is reached or another termination event under Section 3.2 occurs. The payment, reporting, and audit provisions of the Exclusive License Agreement applicable to the Royalty shall survive termination of the Exclusive License Agreement to the extent necessary to administer the Royalty through the Royalty Cap.

5.5 Option Protection Covenants.

(a) *Absolute Prohibition on Transfer of FLI and Licensed IP.* During the Option Period, FOXO shall not, and shall cause its Affiliates not to, directly or indirectly, sell, transfer, assign, convey, contribute, distribute, pledge, hypothecate, grant a security interest in, encumber, or otherwise dispose of (or agree, commit, or offer to sell, transfer, assign, convey, contribute, distribute, pledge, hypothecate, grant a security interest in, encumber, or otherwise dispose of), in whole or in part, in one transaction or a series of related transactions, (i) any of the issued and outstanding equity interests of FLI (including any options, warrants, convertible securities, or other rights to acquire such equity), or (ii) any of the Licensed IP, to any Person other than LongevityFP Technologies or its designee. The prohibition in this Section 5.5(a) is absolute and shall not be waivable by consent (written or otherwise); it may be released only by a written amendment to this Agreement signed by LongevityFP Technologies in its sole discretion.

(b) *Other Protective Covenants.* During the Option Period, FOXO shall not, and shall cause its Affiliates (including FLI) not to, without LongevityFP Technologies's prior written consent:

i. take any action that would reasonably be expected to impair LongevityFP Technologies's ability to exercise the Option under either track;

ii. merge or consolidate FLI with any Person, dissolve FLI, or permit any change of control of FLI;

iii. incur debt or cause FLI to incur debt secured by the Licensed IP or any FLI asset;

iv. amend FLI's certificate of incorporation, bylaws, or other organizational documents in a manner that would affect LongevityFP Technologies's rights under this Agreement, the Exclusive License Agreement, or any other Transaction Document; or

v. take any action identified as prohibited in Section 4.1.

5.6 Right of First Refusal. If, during the Option Period, FOXO proposes to sell, transfer, or otherwise dispose of FLI (or the equity of FLI), the Licensed IP (or any material portion thereof), or to enter into any transaction that would result in a Change of Control of FLI, FOXO shall first offer such transaction to LongevityFP Technologies on the same terms and conditions. LongevityFP Technologies shall have thirty (30) days after receipt of such offer to elect, in its sole discretion, to proceed. If LongevityFP Technologies declines or fails to respond within such 30-day period, FOXO may proceed with the third-party transaction; *provided* that (a) such third-party transaction shall be on terms no more favorable to the third party than those offered to LongevityFP Technologies, (b) such third-party transferee shall expressly assume in writing all obligations under the Exclusive License Agreement, this Agreement, and the Option, and (c) if such third-party transaction is not consummated within ninety (90) days after LongevityFP Technologies's decline, the right of first refusal in this Section 5.6 shall reapply to any subsequent proposed transaction.

ARTICLE VI – CAPITAL RAISING; GOVERNANCE; NO OPERATIONAL INVOLVEMENT

6.1 LongevityFP Technologies Capital-Raising Authority. LongevityFP Technologies shall have sole and exclusive authority to raise capital for its commercialization activities under the License through any means, including equity, convertible notes, SAFEs, venture debt, and strategic partnerships, without consent or approval of FOXO. FOXO shall have no right of first refusal, no veto, and no right to dictate or impose financing terms on LongevityFP Technologies, other than the pro rata participation right of holders of LongevityFP Technologies Preferred set forth in **Exhibit B** (which shall apply only from and after exercise of the Option under Track A). From and after a Track B exercise of the Option, the foregoing capital-raising authority shall extend to FLI on identical terms, such that FLI shall have sole and exclusive authority to raise capital and enter into equity or equity-linked strategic transactions in all forms described in this Section 6.1, without consent or approval of FOXO, subject only to FOXO's pro rata participation right and other minority rights expressly set forth in Section 5.4(e) or in any Stockholders Agreement negotiated pursuant thereto.

6.2 Optional FOXO-Facilitated Capital Markets Access. The Parties may agree to use commercially reasonable efforts to facilitate a capital raise or public listing of FLI or LongevityFP Technologies using FOXO's capital markets relationships. Nothing in this Section 6.2 shall create any obligation on LongevityFP Technologies to accept, pursue, or cooperate with any FOXO-initiated capital markets activity, and FOXO shall have no right to initiate, demand, or force any capital raise, spin-out, or public listing.

6.3 LongevityFP Technologies Governance. LongevityFP Technologies shall be governed solely by its Managing Member. FOXO shall have no right to appoint managers, directors, observers, or officers of LongevityFP Technologies, and no right to attend any management meeting of LongevityFP Technologies, at any time prior to the Option Exercise Date. From and after exercise of the Option under Track A, FOXO's governance rights in LongevityFP Technologies shall be limited to those expressly provided in **Exhibit B**.

6.4 FLI Governance During License Period. During the License Period, FOXO shall retain governance control of FLI, subject to the covenants set forth in Sections 4.1 and 8.5. FOXO shall operate FLI in a manner consistent with all, legal, SEC or Stock Exchange governance rules, taking no action that would materially impair FLI's value or the Licensed IP.

6.5 No FOXO Operational Involvement in LongevityFP Technologies. FOXO shall have no operational role in LongevityFP Technologies's commercialization activities, no right to direct or influence LongevityFP Technologies's day-to-day business, no right to approve commercial agreements, and no right to access LongevityFP Technologies's facilities, systems, personnel, or non-public records, other than as expressly provided in **Exhibit B** following a Track A exercise.

ARTICLE VII – REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of FOXO and FLI. FOXO and FLI, jointly and severally, represent and warrant to Sabes and LongevityFP Technologies as of the Effective Date that:

(a) *Organization.* FOXO is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. FLI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) *Authority and Enforceability.* Each of FOXO and FLI has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance by FOXO and FLI of this Agreement and each Transaction Document have been duly authorized by all necessary

corporate action. This Agreement and each Transaction Document constitutes a legal, valid, and binding obligation of FOXO and FLI, enforceable against each of them in accordance with its terms (subject to bankruptcy, insolvency, and equitable remedies limitations).

(c) *No Conflicts.* The execution, delivery, and performance by FOXO and FLI of this Agreement and each Transaction Document do not (i) violate any provision of their respective certificates of incorporation, bylaws, or other organizational documents; (ii) violate any law, judgment, order, or decree applicable to FOXO or FLI; (iii) violate, conflict with, result in a breach of, or constitute a default under any contract or agreement to which FOXO or FLI is a party or by which any of their assets is bound; or (iv) result in the creation or imposition of any lien, claim, or encumbrance on any asset of FOXO or FLI, including the Licensed IP.

(d) *Capitalization of FLI.* FOXO owns of record and beneficially one hundred percent (100%) of the issued and outstanding FLI Common Stock, free and clear of all liens, claims, and encumbrances. There are no other outstanding equity securities, options, warrants, convertible or exchangeable securities, subscription rights, phantom equity, profit participations, or other rights to acquire equity of FLI, and no commitments or obligations, contingent or otherwise, to issue any of the foregoing.

(e) *Title to Licensed IP or Equitable Rights to Licensed IP.* FOXO or FLI represents that to the extent it holds title to the Licensed IP with the full right, power, and authority to grant the License it has done so pursuant to this Agreement. To the extent any Licensed IP is not assignable, FOXO or FLI agrees to grant the equitable right where possible to such IP under the terms of this Agreement. The Licensed IP is not subject to any license, sublicense, option, covenant not to sue, or other right in favor of any third party. To the Knowledge of FOXO, the Licensed IP does not infringe, misappropriate, or violate any intellectual property right of any third party.

(f) *No Liens on Licensed IP.* The Licensed IP is free and clear of all liens, security interests, claims, pledges, encumbrances, restrictions on transfer, and adverse claims. No financing statements, security interests, or similar filings have been filed or are effective against the Licensed IP.

(g) *No Litigation.* There is no pending or, to the Knowledge of FOXO, threatened litigation, claim, proceeding, or investigation affecting FLI or the Licensed IP, other than any matter disclosed in **Schedule 7.1(h)** or required to be disclosed in FOXO's public filings (each of which shall be the subject of the indemnity in Article VIII).

(h) *FLI Liabilities.* Except as set forth on **Schedule 7.1(i)**, FLI has no material liabilities, obligations, debts, trade payables, accrued expenses, contingent claims, or commitments, whether accrued, contingent, known, or unknown.

(i) *FLI Contracts.* Except as set forth on **Schedule 7.1(j)**, FLI is not a party to any contract, commitment, or agreement that would reasonably be expected to impair FLI's ability to maintain the Licensed IP or perform its obligations under this Agreement or the Exclusive License Agreement.

(j) *Mark White; KR8.* Mark White has resigned, or will resign at or prior to Effective Date, from any role with FLI. Neither FLI nor the Licensed IP is subject to any ongoing obligation, claim, or encumbrance arising from or related to the KR8 Termination Agreement, Amendment No. 1 thereto, any Services Agreement or other arrangement with KR8, or any prior or current service of Mark White to FOXO, FLI, or any Affiliate.

(k) *Tax.* FLI has filed all tax returns required to be filed and has paid all taxes shown due thereon. There is no pending or, to the Knowledge of FOXO, threatened tax audit, examination, claim, or proceeding with respect to FLI, and FLI has no material pre-Effective Date tax liability. The transactions contemplated hereby will not trigger any material tax liability of FLI or for which FLI could be held

liable under Treasury Regulation § 1.1502-6 or similar provision, successor liability, transferee liability, or similar theory.

(l) *D&O Policy.* To the Knowledge of FOXO, FOXO currently maintains a directors' and officers' liability insurance policy. FOXO makes no representation that such policy specifically covers Sabes's prior service, that such policy provides any minimum limits or coverages, or that coverage will be available for any particular claim, all of which are subject to the terms, conditions, exclusions, and limits of the applicable policy. FOXO shall use commercially reasonable efforts to maintain directors' and officers' liability insurance in such amounts as its board of directors determines to be appropriate through the Effective Date; provided that FOXO shall have no obligation to obtain or maintain any specific policy, tail coverage, or coverage level, and the cost and availability of any such coverage shall be within FOXO's sole discretion. Nothing in this Section 7.1(n) shall be construed as a guarantee of coverage for any particular claim or as an independent indemnification obligation.

(m) *Board Approval.* The board of directors of FOXO and the board of directors of FLI have each duly authorized this Agreement, the Exclusive License Agreement, the Option, and the transactions contemplated hereby and thereby, and no further corporate action is required.

(n) *Solvency.* FOXO is, and immediately after Effective Date will be, solvent, able to pay its debts as they become due, and has no current intent to file for bankruptcy protection. The transactions contemplated hereby do not constitute a fraudulent conveyance or fraudulent transfer under any applicable law.

(o) *Full Disclosure.* No representation or warranty of FOXO or FLI in this Agreement or in any certificate, schedule, or other instrument delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

7.2 Representations and Warranties of Sabes and LongevityFP Technologies. Sabes and LongevityFP Technologies represent and warrant to FOXO and FLI as of the Effective Date that:

(a) *Organization.* LongevityFP Technologies is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Minnesota.

(b) *Authority and Enforceability.* Each of Sabes and LongevityFP Technologies has all requisite power, authority, and legal capacity to execute and deliver this Agreement and each Transaction Document to which he or it is a party and to perform his or its obligations hereunder and thereunder. The execution, delivery, and performance by LongevityFP Technologies have been duly authorized by all necessary limited liability company action. This Agreement constitutes a legal, valid, and binding obligation of Sabes and LongevityFP Technologies, enforceable against each of them in accordance with its terms (subject to bankruptcy, insolvency, and equitable remedies limitations).

(c) *No Conflicts.* The execution, delivery, and performance of this Agreement by Sabes and LongevityFP Technologies do not violate any law, judgment, or order applicable to Sabes or LongevityFP Technologies or the operating agreement of LongevityFP Technologies.

(d) *No Undisclosed Claims.* Neither Sabes nor LongevityFP Technologies has assigned, transferred, or purported to assign or transfer any Sabes Released Claim to any third party.

"**Knowledge of FOXO**" means the actual knowledge, after reasonable inquiry, of any officer of FOXO or FLI, and includes matters of which such officer should reasonably have been aware in the course of his or her duties.

7.3 Survival.

(a) The Fundamental Representations shall survive Effective Date indefinitely.

(b) The representations and warranties set forth in Section 7.1(m) (Tax) shall survive Effective Date until sixty (60) days after the expiration of the applicable statute of limitations (including extensions).

(c) All other representations and warranties of FOXO and FLI shall survive Effective Date for a period of three (3) years following the Effective Date.

(d) The representations and warranties of Sabes and LongevityFP Technologies in Section 7.2 shall survive Effective Date for a period of three (3) years following the Effective Date.

(e) Notwithstanding the foregoing, any claim asserted in writing prior to the expiration of the applicable survival period shall survive until such claim is finally resolved.

ARTICLE VIII – INDEMNIFICATION AND SET-OFF

8.1 Indemnification by FOXO. From and after the Effective Date, FOXO shall indemnify, defend, and hold harmless each of Sabes, LongevityFP Technologies, FLI (from and after Effective Date of any Option exercise under which LongevityFP Technologies acquires FLI), and their respective Affiliates, successors, assigns, officers, directors, managers, members, employees, agents, and Representatives (collectively, the "**Indemnified Parties**" and each, an "**Indemnified Party**"; FOXO, as indemnitor, being the "**Indemnifying Party**") from and against any and all claims, losses, liabilities, damages, taxes, fines, penalties, judgments, awards, settlements, costs, and expenses (including reasonable attorneys' fees and costs of investigation, enforcement, and collection) (collectively, "**Losses**") arising from or related to:

(a) any breach of or inaccuracy in any representation or warranty of FOXO or FLI contained in this Agreement;

(b) any breach of any covenant or agreement of FOXO or FLI contained in this Agreement;

(c) any known claim by a third party that the Licensed IP infringes, misappropriates, or violates any intellectual property right of such third party, to the extent such claim is based on the Licensed IP as existing at Effective Date or on any act or omission of FOXO or FLI prior to Effective Date;

(d) any claim, proceeding, liability, or obligation of FLI or FOXO arising from or related to the KR8 Termination Agreement, Amendment No. 1 thereto, any Services Agreement or other arrangement with KR8, or any prior or current service of Mark White to FOXO, FLI, or any Affiliate;

(e) any securities, note-holder, derivative, or similar claim or proceeding against FOXO or FLI disclosed or required to be disclosed in FOXO's public filings or on **Schedule 7.1(h)**, and any settlement or resolution thereof;

(f) any diversion, impairment, encumbrance, or loss of the Licensed IP occurring after Effective Date and not authorized by the Exclusive License Agreement;

(g) any pre-Effective Date tax liability of FLI, or any tax liability of FOXO for which FLI could be held liable under Treasury Regulation § 1.1502-6, successor liability, transferee liability, or similar theory.

8.2 No Cap; No Basket; No Deductible. The indemnification obligations of FOXO under this Article VIII shall not be subject to any cap, basket, threshold, deductible, materiality scrape, or similar limitation. Any materiality or similar qualifier in any representation, warranty, or covenant shall be disregarded for purposes of determining Losses under this Article VIII.

8.3 Survival. The indemnification obligations of FOXO in Section 8.1 shall survive:

(a) indefinitely with respect to (i) any claim arising from or related to any Fundamental Representation, (ii) claims under Sections 8.1(c) (IP infringement by Licensed IP as existing at Effective Date), 8.1(d) (KR8/White), 8.1(e) (Disclosed Securities/Derivative Claims), 8.1(f) (SEC), 8.1(i) (tax characterization), and 8.1(j) (pre-Effective Date tax / transferee liability), and (iii) claims based on fraud or intentional misrepresentation; and

(b) for three (3) years following the Effective Date with respect to all other claims under Section 8.1.

Any claim asserted in writing prior to the expiration of the applicable survival period shall survive until finally resolved.

8.4 Indemnification by Sabes and LongevityFP Technologies. Sabes and LongevityFP Technologies shall, jointly and severally, indemnify, defend, and hold harmless FOXO and FLI from and against any Loss arising from a breach of any representation, warranty, or covenant of Sabes or LongevityFP Technologies in this Agreement, subject to a cap equal to the aggregate Royalty paid or payable to FOXO, and further limited to a period of three (3) years following the Effective Date. For the avoidance of doubt, Sabes's and LongevityFP Technologies's indemnification obligations are not unlimited and are materially narrower than those of FOXO, reflecting the Parties' commercial bargain.

8.5 Claim Procedures.

(a) *Notice.* An Indemnified Party shall give the Indemnifying Party prompt written notice of any claim for which indemnification is sought (a "**Claim Notice**"), which shall describe in reasonable detail the nature of the claim, the basis for indemnification, and the Losses (if then determinable). Failure to give prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b) *Third-Party Claims.* With respect to any third-party claim, the Indemnifying Party may, within thirty (30) days after receipt of the Claim Notice, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party; *provided* that the Indemnifying Party shall have acknowledged in writing its obligation to indemnify the Indemnified Party for all Losses arising from such claim. The Indemnified Party may participate in such defense with its own counsel at its own expense. If the Indemnifying Party fails to timely assume the defense, or if the Indemnified Party reasonably concludes that there is a conflict of interest between the Indemnified Party and the Indemnifying Party or that there are defenses available to the Indemnified Party that are not available to the Indemnifying Party, the Indemnified Party may assume the defense at the Indemnifying Party's expense.

(c) *Settlement.* No Indemnifying Party shall settle any third-party claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld), unless the settlement (i) involves only the payment of money by the Indemnifying Party, (ii) includes a complete release of the Indemnified Party, and (iii) does not impose any non-monetary obligation or admission of wrongdoing on the Indemnified Party.

(d) *Advancement of Defense Costs.* FOXO shall advance reasonable attorneys' fees and other defense costs to each Indemnified Party on an as-incurred basis, subject to an undertaking to repay amounts advanced only if and to the extent it is ultimately determined by final non-appealable judgment that the Indemnified Party was not entitled to indemnification.

8.6 Set-Off Rights.

(a) *Royalty Set-Off.* LongevityFP Technologies shall have the right, exercisable in its sole discretion, to set off against any Royalty payment otherwise payable by LongevityFP Technologies to FOXO under Article III and the Exclusive License Agreement (i) any amount owed by FOXO to any Indemnified

Party under this Article VIII (whether liquidated or reasonably estimated), and (ii) any amount paid or incurred by LongevityFP Technologies, FLI, or any other Indemnified Party in respect of a Loss for which FOXO is or would be obligated to indemnify under this Article VIII, including any third-party claim, settlement, judgment, defense cost, or other Loss that FOXO has not reimbursed in full. The set-off right under this Section 8.6(a) is not limited by the Royalty Cap set forth in Section 3.2 and may be exercised against all Royalty payments payable by LongevityFP Technologies to FOXO from time to time, until the full amount of the indemnifiable Loss has been recovered. Set-off may be exercised upon written notice and reasonable documentation of the Loss, and shall not be subject to arbitration or court approval prior to exercise. Any dispute regarding set-off shall be resolved in accordance with Section 13.11 after the fact, and amounts wrongfully withheld shall be paid with interest at the rate of the prime rate plus two percent (2%) per annum from the date withheld until the date paid.

(b) *Preferred Set-Off (Track A Post-Exercise).* From and after a Track A exercise of the Option, LongevityFP Technologies shall further have the right, exercisable in its sole discretion, to satisfy any unsatisfied indemnification obligation of FOXO under this Article VIII by cancelling or reducing the LongevityFP Technologies Preferred in an amount equal to the unsatisfied Loss, valued at the then-current fair market value of LongevityFP Technologies as determined in good faith by LongevityFP Technologies's Managing Member (or, at FOXO's election, by a mutually acceptable independent appraiser, the cost of which shall be borne by FOXO if the appraiser's valuation does not differ by more than fifteen percent (15%) from the Managing Member's valuation, and otherwise by LongevityFP Technologies). The mechanics of such set-off shall be reflected in the Amended and Restated Operating Agreement of LongevityFP Technologies and in any certificate evidencing the LongevityFP Technologies Preferred, and shall provide that the LongevityFP Technologies Preferred is subject to cancellation and reduction in accordance with this Section 8.6(b) without further action or consent of FOXO.

(c) *FLI Share Repurchase (Track B Post-Exercise).* From and after a Track B exercise of the Option, in satisfaction of any unsatisfied indemnification obligation of FOXO under this Article VIII, LongevityFP Technologies may, at its election, cause FLI to repurchase all or a portion of FOXO's remaining FLI Common Stock at the fair market value of such stock as determined pursuant to the valuation mechanic in Section 8.6(b) above, applied *mutatis mutandis* to FLI. To the extent permitted by applicable law, the repurchased FLI Common Stock shall be cancelled.

(d) *Priority.* The set-off and cancellation rights in this Section 8.6 shall be senior in priority to any sale, transfer, assignment, pledge, or hypothecation of the Royalty stream, the LongevityFP Technologies Preferred, or FLI Common Stock by FOXO to any third party.

(e) *Bankruptcy Survival.* The set-off and cancellation rights in this Section 8.6 are intended to survive, and shall be enforceable against, any bankruptcy or insolvency proceeding of FOXO, and constitute valid recoupment rights and/or pre-petition set-off rights under applicable bankruptcy law.

8.7 Exclusive Remedy; Equitable Remedies Preserved. Except for (a) claims based on fraud or intentional misrepresentation, (b) rights to equitable remedies, including specific performance and injunctive relief, and (c) the set-off and cancellation rights in Section 8.6, the indemnification provisions in this Article VIII shall be the sole and exclusive monetary remedy of the Indemnified Parties for breaches of this Agreement.

ARTICLE IX – RELEASES

9.1 Releases by Sabes. Effective upon the Effective Date, Sabes (for himself and his heirs, executors, administrators, successors, and assigns) and LongevityFP Technologies (for itself and its successors and

assigns) hereby irrevocably and unconditionally release, acquit, and forever discharge FOXO, FLI, and each of their respective past and present officers, directors, employees, agents, shareholders, Affiliates, subsidiaries, successors, and assigns (collectively, the "**FOXO Released Parties**") from any and all claims, demands, actions, causes of action, suits, debts, liabilities, obligations, damages, costs, and expenses of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, accrued or contingent, liquidated or unliquidated, at law or in equity, that Sabes or LongevityFP Technologies ever had, now has, or hereafter may have against any FOXO Released Party, arising from or related to any act, omission, event, fact, or circumstance existing or occurring on or before the Effective Date, including: (a) the Employment Agreement dated April 22, 2020 and any claim for cash severance; (b) Sabes's termination of employment on November 14, 2022; (c) the Management Contingent Share Plan; (d) any severance, compensation, bonus, equity, or benefits claim; and (e) all claims that were or could have been asserted in any draft, demand, or pleading for arbitration or litigation arising from or relating to Sabes's employment with, service to, or separation from FOXO or FLI, or to Sabes's equity, compensation, severance, or benefit rights of any kind; *provided*, *however*, that the this release does not include (and nothing in this Section 9.1 releases, waives, or compromises) any of the rights preserved in Section 11.1 (D&O Indemnification and Insurance) or any right of Sabes or LongevityFP Technologies to enforce this Agreement, the Exclusive License Agreement, or any other Transaction Document. Within five (5) Business Days after the Effective Date, Sabes shall cause any pending arbitration or arbitration demand to be withdrawn, dismissed, or otherwise terminated with prejudice, and no further arbitration, litigation, or proceeding shall be initiated by any Party.

9.2 Release by FOXO and FLI. Effective upon the Effective Date, FOXO and FLI (each for itself and its Affiliates, successors, and assigns) hereby irrevocably and unconditionally release, acquit, and forever discharge Sabes, LongevityFP Technologies, and each of their respective past and present officers, directors, managers, members, employees, agents, Affiliates, successors, and assigns (collectively, the "**Sabes Released Parties**") from any and all claims, demands, actions, causes of action, suits, debts, liabilities, obligations, damages, costs, and expenses of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, accrued or contingent, liquidated or unliquidated, at law or in equity, that FOXO or FLI ever had, now has, or hereafter may have against any Sabes Released Party, arising from or related to any act, omission, event, fact, or circumstance existing or occurring on or before the Effective Date, including any matters related to Sabes's service as an officer or director of FOXO, or any securities, note-holder, derivative, or similar claim against FOXO or FLI to the extent any such claims could have been asserted against Sabes; *provided*, *however*, that nothing in this Section 9.2 releases any Party from its obligations under this Agreement, the Exclusive License Agreement, or any other Transaction Document.

ARTICLE X – PUBLIC ANNOUNCEMENT

10.1 Public Announcement. Within four (4) Business Days after the Effective Date, the Parties shall jointly issue a press release and FOXO shall file a Current Report on Form 8-K with the SEC, each in the form attached hereto as **Exhibit D** and incorporating the framework set forth in this Section 10.1.

Core Message. FOXO Technologies has entered into a strategic partnership with its founder, Jon R. Sabes, to commercialize its pioneering epigenetic technology. Mr. Sabes — the named inventor on the platform's core patents and the original architect of the Company's epigenetics program — will lead commercialization through LongevityFP Technologies, LLC under an exclusive license from FOXO, with an option to acquire majority ownership of the epigenetics business as the commercialization effort matures. FOXO retains ownership of the intellectual property and will receive ongoing royalty participation, ensuring FOXO shareholders participate directly in the opportunity of the epigenetics business.

(a) *Key Talking Points.* (i) The partnership reunites the technology with its inventor and original architect; (ii) FOXO retains ownership of the core intellectual property and a three percent (3%) royalty on

commercialization; (iii) LongevityFP Technologies holds an option to acquire majority ownership of the epigenetics business, giving FOXO shareholders potential participation in a standalone epigenetics enterprise or in LongevityFP Technologies itself; (iv) the transaction allows FOXO management to focus on its healthcare operations while ensuring the epigenetics platform is actively developed and commercialized by its original architect; and (v) Mr. Sabes's experience and relationships in the insurance and biotech industries position the venture for commercial success.

(b) *Sabes Approval and Review Right*. Sabes shall approve the initial press release, and review the Form 8-K; and thereafter the right to review and provide written comments on (but not to approve, condition, or block) any public communication by FOXO, FLI, or any of their Representatives regarding the transactions contemplated by this Agreement to the extent they reference Sabes or the Licensed IP, and subsequent public statements. FOXO shall provide Sabes with not less than two (2) Business Days' advance written notice of any such planned communication, and shall consider Sabes's comments in good faith. Notwithstanding the foregoing: (i) FOXO shall retain sole authority and full discretion to make all disclosures required by applicable law, the Exchange Act, the rules and regulations of the SEC, or applicable stock exchange rules, without Sabes's approval, and shall not be required to delay any such disclosure on account of Sabes's review; (ii) FOXO's independent obligations as a reporting company under the Exchange Act take precedence over any agreement to seek or incorporate Sabes's input; and (iii) where an SEC filing or other legally required disclosure must be made on an expedited basis, FOXO shall provide Sabes as much advance notice as is reasonably practicable under the applicable deadline. Sabes's failure to respond within the applicable notice period shall be deemed acceptance of the communication as presented.

(c) *Exclusive Provision*. Section 10.1(c) sets forth the sole and exclusive rights of Sabes with respect to public communications by FOXO, FLI, or any of their Representatives regarding the transactions contemplated by this Agreement. Other than the initial press release and review of the 8-K, Sabes shall have no approval right, veto right, or consent right with respect to any such communication, and no provision of this Agreement shall be construed to grant Sabes any such right. For the avoidance of doubt, FOXO's obligations as a reporting company under the Exchange Act, including its obligation to file timely and accurate reports with the SEC, are not subject to Sabes's review, comment, approval, or consent under any provision of this Agreement.

11.1 Notification and Cooperation. FOXO shall promptly, and in any event within ten (10) Business Days after receipt, notify Sabes in writing of any claim, regulatory inquiry, subpoena, investigation, or litigation that names or could reasonably be expected to name Sabes, or that arises from matters during Sabes's period of service. FOXO shall cooperate in good faith with Sabes and his counsel in connection with the defense of any such matter, including by preserving, producing, and permitting access to relevant records, witnesses, and information.

.

ARTICLE XII – CONDITIONS TO EFFECTIVE DATE; EFFECTIVE DATE DELIVERABLES

12.1 Sign-and-Close on Effective Date. The Parties intend that this Agreement shall be signed and closed simultaneously, with Effective Date occurring upon execution and delivery of this Agreement by all Parties. Each condition set forth in Section 12.2 shall be satisfied (or waived in writing by the Party entitled to the benefit thereof) on or before execution and delivery of this Agreement.

12.2 Conditions. The following conditions shall have been satisfied at or prior to Effective Date:

(a) Execution and delivery of this Agreement, the Exclusive License Agreement, the mutual releases, the IP Assignment Instruments, and all other Transaction Documents by all required signatories;

(b) Delivery by FOXO to Sabes of (i) certified copies of resolutions of the boards of directors of FOXO and FLI authorizing the transactions contemplated hereby, substantially in the forms attached hereto as **Exhibit F** and **Exhibit G**, and (ii) a good standing certificate of FLI dated within ten (10) Business Days before the Effective Date;

(c) Resignation, effective as of or before the Effective Date, of Mark White from any role with FLI.

(d) Delivery of confirmation, reasonably satisfactory to Sabes, that the KR8 Termination Agreement and related arrangements do not encumber the Licensed IP or FLI's ability to perform under the Exclusive License Agreement;

(e) Execution of any IP assignment, recordation, or transfer instrument necessary to ensure that all Licensed IP is held by FLI free and clear of all liens, claims, and encumbrances as of the Effective Date, with FOXO delivering to Sabes copies of recorded assignments at the U.S. Patent and Trademark Office and applicable foreign patent offices (or, where recordation has not yet been completed, covenants to complete recordation promptly after the Effective Date);

(f) Payment of Thirty-Five Thousand Dollars ($35,000) to LongevityFP Technologies (or its assignee) for legal fees in connection with this Agreement by wire transfer to an account designated in writing by LongevityFP Technologies within five (5) days after Effective Date;

(g) Joint approval of the press release and Form 8-K in the form of **Exhibit D**; and

(h) Delivery of such other closing certificates and documents as Sabes's counsel may reasonably request.

12.3 Closing Deliverables by FOXO and FLI. At Effective Date, FOXO and FLI shall deliver to Sabes and LongevityFP Technologies:

(a) a counterpart signature page of this Agreement and each Transaction Document to which FOXO or FLI is a party;

(b) the board resolutions referenced in Section 12.2(b);

(c) the FLI good standing certificate;

(d) the Mark White resignation letter;

(e) executed IP Assignment Instruments in the form of **Exhibit E**;

(f) a duly executed officer's certificate of FOXO, in form and substance reasonably satisfactory to Sabes, certifying the truth and accuracy as of the Effective Date of each representation and warranty in Section 7.1 and compliance with each covenant of FOXO and FLI required to be performed at or prior to Effective Date; and

(g) such other documents as Sabes's counsel may reasonably request.

12.4 Closing Deliverables by Sabes and LongevityFP Technologies. At Closing, Sabes and LongevityFP Technologies shall deliver to FOXO:

(a) a counterpart signature page of this Agreement and each Transaction Document to which Sabes or LongevityFP Technologies is a party; and

(b) a duly executed officer's certificate of LongevityFP Technologies certifying the truth and accuracy as of the Effective Date of each representation and warranty in Section 7.2.

ARTICLE XIII – MISCELLANEOUS

13.1 Governing Law. This Agreement and all matters arising out of or relating hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict-of-laws principles that would result in the application of the laws of any other jurisdiction.

13.2 Arbitration. Except as otherwise provided in Section 13.3, any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or validity hereof (a "**Dispute**"), shall be finally resolved by confidential, binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect, by a single arbitrator selected in accordance with such rules. The seat and legal place of arbitration shall be Wilmington, Delaware. The language of arbitration shall be English. The arbitrator shall have the power to grant any remedy or relief that a court of competent jurisdiction could order or grant, including specific performance, injunctive relief, and pre-award interim relief. Judgment on the arbitration award may be entered in any court of competent jurisdiction.

13.3 Equitable Relief Carve-Out. Notwithstanding Section 13.2, each Party shall have the right to seek specific performance, preliminary or permanent injunctive relief, a temporary restraining order, or other equitable remedy (including to enforce the Option Protection Covenants in Section 5.5, the confidentiality obligations in Section 13.6, the Public Announcement and related obligations in Section 10.1, and the license exclusivity in Section 2.4) in the Court of Chancery of the State of Delaware (or, if such court lacks subject-matter jurisdiction, in any federal or state court sitting in Wilmington, Delaware), without the requirement of posting bond or proving irreparable harm. Each Party irrevocably submits to the exclusive personal jurisdiction of such courts for such purpose, waives any objection to the laying of venue of any such proceeding in such courts, and waives any right to trial by jury.

13.4 Confidentiality of Proceedings. The existence, content, and result of any arbitration or court proceeding hereunder shall be maintained by each Party and its counsel as Confidential Information, except to the extent disclosure is required by applicable law, stock exchange rule, or to enforce or defend a right hereunder.

13.5 Notices. All notices, requests, consents, and other communications required or permitted under this Agreement shall be in writing and shall be deemed given: (a) on the date of hand delivery; (b) one (1) Business Day after deposit with a nationally recognized overnight courier service; (c) three (3) Business Days after deposit in the U.S. mail, postage prepaid, certified mail, return receipt requested; or (d) upon sending by email, if the sender receives confirmation of receipt (which may include an automated delivery receipt), to the addresses below, or to such other address as a Party may designate by notice given in accordance with this Section 13.5:

If to FOXO or FLI:

FOXO Technologies Inc.

477 South Rosemary Avenue

Suite 224

West Palm Beach, FL 33401

Attention: Seamus Lagan, Chief Executive Officer

Email: slagan@foxotechnologies.com

If to Sabes or LongevityFP Technologies:

Jon R. Sabes / LongevityFP Technologies, LLC

13911 Ridgedale Dr.

Suite 485

Minnetonka, MN 55305

Email: jsabes@longevityfp.com

13.6 Confidentiality. Each Party shall maintain the Confidential Information of the other Parties in strict confidence, shall not disclose any Confidential Information to any Person other than its Representatives who have a need to know and are bound by comparable confidentiality obligations, and shall not use any Confidential Information other than to perform its obligations or exercise its rights under this Agreement. This Section 13.6 is perpetual and survives any termination of this Agreement.

13.7 Publicity. Other than as provided in this Agreement, no Party shall issue any press release, public statement, or other public communication regarding this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties, except as required by applicable law or stock exchange rule (in which case the disclosing Party shall provide the other Parties a reasonable opportunity to review and comment in advance).

13.8 Entire Agreement. This Agreement, together with the Transaction Documents and the Schedules and Exhibits hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and communications, whether oral or written, including any prior term sheet or letter of intent exchanged among the Parties (except that any confidentiality and non-disparagement obligations set forth in any such prior term sheet or letter of intent shall survive solely to the extent they created obligations during the period prior to the Effective Date).

13.9 Amendment; Waiver. This Agreement may be amended, modified, or supplemented only by a writing signed by all Parties. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party. No waiver of any breach of any provision shall constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provision.

13.10 Assignment. No Party may assign this Agreement, in whole or in part, without the prior written consent of the other Parties; *provided* that (a) LongevityFP Technologies may assign this Agreement and its rights under the Exclusive License Agreement and the Option to (i) an Affiliate of LongevityFP Technologies, (ii) a successor-in-interest in connection with a Change of Control of LongevityFP Technologies, or (iii) a sublicensee (solely to the extent of the sublicensed scope); and (b) any purported assignment by FOXO of the Licensed IP, the FLI Common Stock, or its rights under this Agreement shall be subject to the Option Protection Covenants in Section 5.5 and the Right of First Refusal in Section 5.6. Any attempted assignment in violation of this Section 13.10 shall be void *ab initio*. This Agreement shall bind and inure to the benefit of the Parties and their permitted successors and assigns.

13.11 Third-Party Beneficiaries. Except for the Indemnified Parties (with respect to Article VIII), this Agreement is solely for the benefit of the Parties and their permitted successors and assigns, and no Person other than such Parties shall have any rights hereunder.

13.12 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid, illegal, or unenforceable provision shall be reformed to the minimum extent necessary to be valid, legal, and enforceable.

13.13 Further Assurances. Each Party shall execute such additional documents and take such additional actions as any other Party may reasonably request to effectuate the transactions contemplated by this Agreement.

13.14 Expenses. Each Party shall bear its own costs and expenses incurred in connection with the negotiation, execution, and performance of this Agreement, except as provided in Section 12.2(g).

13.15 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Signatures transmitted by PDF, DocuSign, or other electronic means shall be deemed originals.

13.16 No Rule of Construction Against Drafter. The Parties acknowledge that each has been represented by counsel in the negotiation of this Agreement and that the rule of construction that ambiguities be resolved against the drafter shall not apply.

13.17 Headings. Headings are for convenience only and do not affect interpretation.

13.18 Specific Performance; Injunctive Relief. The Parties acknowledge that monetary damages would be inadequate to remedy a breach of this Agreement, including Sections 10.1 (Public Announcement), 2.4 (License Exclusivity), 4.1 (IP Maintenance), 5.5 (Option Protection Covenants), 5.6 (Right of First Refusal), and 13.6 (Confidentiality), and that the non-breaching Parties shall be entitled to seek specific performance, injunctive relief, and other equitable remedies, without the requirement of posting bond or proving irreparable harm, in addition to any monetary remedies available under this Agreement or at law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Strategic Technology License Agreement as of the Effective Date.

FOXO TECHNOLOGIES INC.

Signed by:

By: ________________________________

E9CE1FBCD268498...

Name: Seamus Lagan Title: Chief Executive Officer

FOXO LABS, INC.

Signed by:

By: ________________________________

E9CE1FBCD268498...

Name: Seamus Lagan Title: Chief Executive Officer

JON R. SABES (individually)

DocuSigned by:

____

C8657429203C490...

Jon R. Sabes

LONGEVITYFP TECHNOLOGIES, LLC

DocuSigned by:

By: ________________________________

C8657429203C490...

Name: Jon R. Sabes Title: Managing Member

EXHIBIT A — EXCLUSIVE LICENSE AGREEMENT [INTENTIONALLY OMITTED]

The Parties have elected not to execute a separate Exclusive License Agreement. The terms of the License are set forth within Articles II, III, and IV of this Agreement, and references throughout this Agreement to the "Exclusive License Agreement" refer to such License terms as set forth herein. See Section 1.1 (definition of "Exclusive License Agreement") and Section 2.1.

EXHIBIT B — PREFERRED TERMS

The LongevityFP Technologies Preferred membership interests issuable to FOXO Technologies Inc. pursuant to Section 5.3 of the Strategic Technology License Agreement (the "**Agreement**") shall have the rights, preferences, privileges, and limitations set forth below. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Term	Detail
Issuer	LongevityFP Technologies, LLC, a Minnesota limited liability company ("LongevityFP Technologies")
Holder	FOXO Technologies Inc. ("FOXO")
Security	A newly created class of preferred membership interests designated "Series A Preferred Interest" (the "LongevityFP Technologies Preferred"), to be evidenced in the Amended and Restated Operating Agreement of LongevityFP Technologies to be adopted at Closing of a Track A exercise of the Option
Issuance Event	Issued to FOXO at Closing of a Track A exercise of the Option in exchange for 100% of the FLI Common Stock, together with surrender of the Exclusive License Agreement
Stated Value	None, or such nominal amount as mutually agreed. The Parties have agreed not to assign a stated value that could create impairment risk at FOXO, subject to auditor confirmation prior to Closing of the Track A exercise
Percentage Interest	Forty percent (40%) of the fully diluted common equity of LongevityFP Technologies measured as of the Option Exercise Date (the "Exercise Cap Table"), subject to pro rata dilution from subsequent issuances as set forth under "Dilution" below
Conversion Event	The LongevityFP Technologies Preferred shall automatically convert into common equity of LongevityFP Technologies upon the earliest to occur of: (a) a Change of Control of LongevityFP Technologies (as defined in Article I of the Agreement); or (b) an initial public offering of LongevityFP Technologies. A financing round (equity, convertible, SAFE, or otherwise) shall NOT trigger automatic conversion. If the consideration received by equity holders of LongevityFP Technologies in a Change of Control consists in whole or in part of illiquid, unregistered, or restricted securities, or is subject to rollover, escrow, earn-out, holdback, or contingent-consideration arrangements, FOXO's converted common interest shall be treated on the same terms, in the same form, and in the same proportion as the interests of other common holders, without preference or disadvantage, and shall participate in such arrangements on a pari passu basis
Conversion Mechanics	Upon a Conversion Event, the LongevityFP Technologies Preferred shall convert into common equity representing FOXO's then-diluted 40% equivalent percentage (measured against the Exercise Cap Table and adjusted for dilution events as described below). Converted common equity shall rank pari passu with all other common equity
Dilution	FOXO's 40% interest is calculated against the Exercise Cap Table and is subject to pro rata dilution from all subsequent issuances of equity, options, warrants, convertible instruments, and any other securities issued by LongevityFP Technologies after the Option Exercise Date. FOXO shall have no anti-dilution

	adjustment, weighted-average protection, veto, consent right, or right to block any such issuance.
Post-Conversion Waterfall	On any liquidity event: (a) all third-party investor preferences are satisfied in full; (b) remaining proceeds are distributed pro rata among all common equity holders (LongevityFP Technologies common, the converted FOXO interest, and any other common holders) based on their respective fully diluted ownership percentages
Royalty	None attributable to the LongevityFP Technologies Preferred. The parties' royalty arrangement is set forth in Article III of the Agreement and the Exclusive License Agreement; the Royalty continues following exercise of the Option and terminates upon the earliest to occur of (a) payment of the aggregate $1,300,000 Royalty Cap, (b) termination of the Exclusive License Agreement for cause, or (c) expiration of the last-to-expire patent included in the Licensed IP.
Dividend	None
Pre-Conversion Liquidation	If a liquidation, dissolution, or winding up of LongevityFP Technologies occurs prior to a Conversion Event, the LongevityFP Technologies Preferred shall convert immediately prior to such liquidation in accordance with the Conversion Mechanics above, and proceeds shall be distributed per the Post-Conversion Waterfall
Subordination	The LongevityFP Technologies Preferred is fully subordinated to all third-party debt, trade payables, operating liabilities, and any future financings of LongevityFP Technologies
Voting Rights	None prior to conversion
Pre-Conversion Protective Provisions	Prior to conversion, FOXO's consent shall be required only for: (a) the voluntary dissolution or bankruptcy of LongevityFP Technologies; and (b) any amendment to the LongevityFP Technologies Preferred terms that adversely affects FOXO's conversion right. No other consent or approval rights
Post-Conversion Governance	Upon conversion, FOXO shall have standard minority member rights proportional to its (then-diluted) ownership as set forth in the Amended and Restated Operating Agreement
Information Rights	FOXO shall receive annual unaudited financial statements of LongevityFP Technologies, plus such additional information as is reasonably necessary for FOXO to satisfy its public reporting obligations under the Exchange Act with respect to its LongevityFP Technologies Preferred interest
Pro Rata Participation Right	FOXO shall have a pro rata participation right in any future equity financing of LongevityFP Technologies, on the same terms as other participating investors. FOXO shall have no right of first refusal, no right to lead a round, no veto over financing terms, and no minimum allocation. The participation right is optional and exercisable in FOXO's sole discretion
Transferability	Prior to conversion, FOXO may not transfer the LongevityFP Technologies Preferred without the prior written consent of Sabes (or his successor as Managing Member), except to a wholly-owned subsidiary of FOXO. After conversion, standard transfer restrictions and rights of first refusal shall apply as set forth in the Amended and Restated Operating Agreement
Subject to Set-Off and Cancellation	The LongevityFP Technologies Preferred is subject to cancellation, reduction, and set-off in satisfaction of (i) any amount owed by FOXO to an Indemnified

	Party under Article VIII of the Agreement, and (ii) any indemnification claim asserted in writing by an Indemnified Party prior to expiration of the applicable survival period under Section 8.3, whether or not finally resolved as of the Option Exercise Date, in each case as provided in Section 8.6(b). The Amended and Restated Operating Agreement shall provide that the LongevityFP Technologies Preferred may be cancelled or reduced in accordance with Section 8.6(b) without further action or consent of FOXO
Drag-Along	None applicable to FOXO (holder is passive investor)
Tag-Along	FOXO shall have customary tag-along rights on sales by the Managing Member following conversion, on terms to be set forth in the Amended and Restated Operating Agreement

EXHIBIT C — FORM OF OPTION EXERCISE NOTICE

OPTION EXERCISE NOTICE

Date: ________________

To: FOXO Technologies Inc.

[Notice Address]

Re: Exercise of Option under Strategic Technology License Agreement dated ___________, 2026

Ladies and Gentlemen:

Pursuant to Section 5.2 of the Strategic License Agreement dated _____________, 2026 (the "**Agreement**"), LongevityFP Technologies, LLC ("**LongevityFP Technologies**") hereby exercises the Option granted thereunder. Capitalized terms used herein have the meanings set forth in the Agreement.

1. **Option Exercise Date.** The Option Exercise Date shall be ______________________, 20____ (which is not less than thirty (30) days after the date of this notice).

2. **Track Election.** LongevityFP Technologies elects to proceed under [**Track A — Consolidation into LongevityFP Technologies**] / [**Track B — Spin-Out Financing**]. [*Delete inapplicable track.*]

3. **Closing Location and Procedures.** Closing of the Option exercise shall occur at the offices of Sabes's counsel (or via electronic exchange of executed signature pages), with such documents to be executed and delivered as are contemplated by Section 5.3 (for Track A) or Section 5.4 (for Track B) of the Agreement.

4. **Counterparts; Binding Effect.** This notice constitutes LongevityFP Technologies's binding exercise of the Option on the terms of Section 5.3 and 5.4 of the Agreement and is irrevocable except as provided in the Agreement.

Sincerely,

LONGEVITYFP TECHNOLOGIES, LLC

By: ________________________________ Name: Jon R. Sabes Title: Managing Member

EXHIBIT D — FORM OF PRESS RELEASE AND FORM 8-K

[To be drafted separately — see "FOXO_Sabes_Press_Release_and_8-K_Draft.docx"]

EXHIBIT E — FORM OF IP ASSIGNMENT INSTRUMENTS

[To be drafted separately — see "FOXO_Sabes_IP_Assignments.docx"]

EXHIBIT F — FOXO TECHNOLOGIES INC. BOARD RESOLUTIONS

[To be drafted separately — see "FOXO_Sabes_Board_Resolutions.docx"]

EXHIBIT G — FOXO LABS, INC. BOARD RESOLUTIONS

[To be drafted separately — see "FOXO_Sabes_Board_Resolutions.docx"]

EXHIBIT H — LICENSED IP

The Licensed IP consists of all **of the following intellectual property**, technology, and rights held **by FOXO Technologies Inc. or FOXO Labs, Inc. as of the Effective Date:**

1. Issued U.S. Patents

- **U.S. Patent No. 11,795,495 — *Machine Learned Epigenetic Status Estimator***
- U.S. Patent No. 11,817,214 — *Machine Learning Model Trained to Determine a Biochemical State and/or Medical Condition Using DNA Epigenetic Data*

2. Pending Patent Applications

- All pending U.S. patent applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, and foreign counterparts based on or claiming priority to the foregoing.**FOXO to provide complete and current patent prosecution schedule at Effective Date**

3. Data and Phenotypic Information

- The 13,000+ individual epigenetic dataset maintained **by FOXO or FLI**
- All associated phenotypic data, metadata, and labels

4. Models, Algorithms, and Software

- All proprietary machine learning models (trained and untrained), algorithms, software, source code, object code, executables, libraries, scripts, and related documentation relating to epigenetic analysis developed by or on behalf of FOXO or FLI
- All trade secrets related to the foregoing

5. Work Product from Specific Engagements

- All data, models, results, reports, and work product from the Guardian Life underwriting run
- All data, models, results, reports, and work product from any **other** epigenetics-based underwriting engagement conducted by FOXO or FLI

6. Third-Party Arrangements

- The Illumina royalty arrangement and all associated rights, benefits, revenue streams, contractual entitlements, and receivables

7. Other Epigenetics-Related Assets

All other epigenetics-related intellectual property, technology, know-how, documentation, and revenue-generating arrangements held by FOXO or FLI as of the Effective Date, however denominated

SCHEDULE 7.1(h) — DISCLOSED LITIGATION, CLAIMS, AND PROCEEDINGS

FOXO to deliver at Effective Date a complete and accurate schedule of all litigation, claims, proceedings, arbitrations, regulatory inquiries, and investigations (including the matter previously referred to as the Smithline litigation and any SEC investigation or inquiry) pending or threatened against FOXO or FLI or affecting the Licensed IP. Any matter not specifically and completely disclosed on this Schedule shall be fully indemnified by FOXO pursuant to Article VIII.

SCHEDULE 7.1(i) — FLI LIABILITIES

FOXO to deliver at Effective Date a complete and accurate schedule of all material liabilities, obligations, debts, trade payables, accrued expenses, contingent claims, and commitments of FLI. Any liability, obligation, contract, claim, or other matter not specifically and completely disclosed shall be fully indemnified by FOXO pursuant to Article VIII.

SCHEDULE 7.1(j) — FLI CONTRACTS

FOXO to deliver at Effective Date a complete and accurate schedule of all contracts, commitments, and agreements to which FLI is a party or by which it is bound, including any patent prosecution engagement letters, patent agent arrangements, confidentiality agreements, joint development agreements, inbound or outbound licenses, data sharing arrangements, and regulatory filings.